[Execution Copy]


                   WAIVER AND AMENDMENT NO. 2
                               to
                        Credit Agreement
                    dated as of June 24, 1992


          WAIVER AND AMENDMENT NO. 2 entered into as of February 11, 1994 among DELTA WOODSIDE INDUSTRIES, INC., a South Carolina corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement as hereinafter defined), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association, as agent (the "Agent") for the Lenders.

                      Preliminary Statement

          The Borrower, the Lenders and the Agent are parties to a Credit Agreement dated as of June 24, 1992 as amended by Amendment No. 1 dated as of September 23, 1993 (said Agreement, as so amended, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined).

          As a result of the entry by the Circuit Court of Montgomery County, Alabama of a judgment against Alchem Capital Corporation (as successor to Duck Head Apparel Company, Inc., a North Carolina corporation) in the case styled Hoots v. Duck Head Apparel Company, Inc., the Borrower has, in accordance with GAAP, established certain reserves in respect of such judgment. The Borrower has also established reserves in respect of other matters. The Borrower has requested that the Agent and the Lenders agree to grant certain waivers and effect certain amendments to the Credit Agreement to reflect the effect of such reserves and of certain other circumstances related to said litigation, and the Agent and the Lenders have, subject to the terms, conditions and provisions of this Amendment, agreed to grant such waivers and effect such amendments, all as more fully set forth herein.

          NOW, THEREFORE, in consideration of the Credit
Agreement, the mutual covenants set forth therein and herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1. Amendments to Credit Agreement. Subject to the provisions of Section 3, the Credit Agreement is hereby amended as follows:

          (a)  Section 1.1    Definitions  is amended by (i)
adding in the appropriate alphabetical order the following definitions:

          "Alabama Judgment" means the judgment entered on November 24, 1993 by the Circuit Court of Montgomery County,
     Alabama in the total amount of approximately $29.1 million in the Alabama Litigation.

          "Alabama Litigation" means the case styled Hoots v. Duck Head Apparel Company, Inc., Case No. CV-92-561-PR filed in the Circuit Court of Montgomery County, Alabama on March 17, 1992, and all appeals therefrom and retrials or new trials thereof.

          "Final Disposition" means the final disposition of the Alabama Litigation, whether by entry of a final and non-appealable judgment or order or lapse, without the filing of an appeal, of any period for bringing an appeal from any judgment or order in either case that disposes of all issues affecting the liability of Alchem or the Borrower in respect of the Alabama Judgment, or by settlement or other consensual agreement of the litigants.

          and (ii) amending the definition "Permitted Liens" by inserting before the period at the end thereof the phrase
     ", and Liens otherwise expressly permitted pursuant to other provisions of this Agreement, subject to any and all conditions and limitations set forth herein in connection therewith";

          (b) Section 9.1(a) Minimum Tangible Net Worth is hereby amended in its entirety to read as follows:

          (a) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth of the Borrower and its Consolidated Subsidiaries at any time (i) as of and after July 4, 1993 (the first day of the first Fiscal Quarter of the 1994 Fiscal Year of the Borrower), to be less than $255,000,000, or (ii) as of and after July 2, 1994 (the last day of the 1994 Fiscal Year of the Borrower) to be less than $265,000,000 or (iii) as of and after July 1, 1995 (the last day of the 1995 Fiscal Year of the Borrower) to be less than $280,000,000 or (iv) as of and after the last day of each succeeding Fiscal Year of the Borrower ending thereafter, to be less than $10,000,000 greater than the amount required pursuant to this Section 9.1(a) during (but not including the last day of) the Fiscal Year of the Borrower ending on such last day; provided that (1) prior to Final Disposition, there shall be disregarded (or added back to Consolidated Tangible Net Worth) for the purpose of computing compliance with this Section 9.1(a), the after-tax effect on Consolidated Tangible Net Worth of the Borrower and its Consolidated Subsidiaries of reserves established and maintained in an amount not exceeding $36.4 million solely in connection with the Alabama Judgment and (2) from and after Final Disposition, there shall be disregarded (or added back to Consolidated Tangible Net Worth) for the purpose of computing compliance with this Section 9.1(a), the after-tax effect on Consolidated Tangible Net Worth of the Borrower and its Consolidated Subsidiaries of any payments made by the Borrower or any Subsidiary in settlement of or to satisfy and discharge a final judgment in respect of the Alabama Litigation and/or to pay associated costs, fees and expenses in any event, in an aggregate amount not to exceed $36.4 million .

          (c) amending Section 9.2 Indebtedness for Money Borrowed by (i) deleting the word "and" at the end of clause (c) thereof, (ii) redesignating clause (d) thereof as clause (e),
(iii) inserting therein a new clause (d) to read as follows:

          (d) Indebtedness for Money Borrowed of the Borrower or any Consolidated Subsidiary not exceeding $36.4 million in principal amount in the aggregate for the Borrower and all Consolidated Subsidiaries under any reimbursement or similar obligation in respect of any letter of credit, bond or note or other similar instrument that may be issued by or for the account of the Borrower or one or more Consolidated Subsidiaries and deposited with the applicable court as security for the Alabama Judgment, and and (iv) amending redesignated clause (e) thereof by inserting immediately before the period at the end thereof the phrase "plus any amount contemplated pursuant to the foregoing clause (d)";

          (d) amending Section 9.3 Guaranties by inserting therein after the phrase "in the case of the Borrower," the phrase "(a) a Guaranty of the obligations of Alchem in respect of the Alabama Judgment, provided that the liability of the Borrower thereunder shall not exceed an amount equal to the sum of $36.4 million plus the expenses, if any, of enforcement of such Guaranty and (b)";

          (e)  amending Section 9.9 Liens by inserting
immediately before the period at the end thereof a new phrase to read as follows:

     ; except that this Section 9.9 shall not apply, prior to Final Disposition, to any Lien affecting property of the Borrower or any of its Subsidiaries created solely by the filing or recording of the Alabama Judgment in public records or an attempt to execute on the Alabama Judgment, in either case so long as execution of the Alabama Judgment is effectively stayed

          (f) further amending the Credit Agreement by deleting therefrom Schedule 6.1(j) Litigation thereto and substituting therefor as such Schedule 6.1(j), Annex 2 attached hereto.

          Section 2.     Waiver.  Subject to the provisions of
Section 3, the Agent and the Lenders hereby waive compliance and the effects of non-compliance by the Borrower and its Consolidated Subsidiaries with the provisions of Section 9.1(d) of the Credit Agreement for the Fiscal Quarter of the Borrower ended January 1, 1994 to the extent of the Consolidated net loss of approximately $51 million (before taxes) reported by the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter.

          Section 3. Effectiveness. The provisions of Sections 1 and 2 hereof shall become effective as of the date hereof on the date (the "Amendment Effective Date") on which (a) counterparts of this Amendment duly executed by the Borrower and the Majority Lenders, and of the Consent attached to this Amendment duly executed by each of the Subsidiary Guarantors, shall have been received by the Agent and (b) the Agent shall have received, in sufficient copies for all the Lenders, a certificate of a duly authorized officer of the Borrower, dated the Amendment Effective Date, in the form of Annex 2 attached hereto and the statements therein shall be true and correct as of the Amendment Effective Date.

          Section 4. Effect of Amendment. This Amendment supersedes the letter waiver dated December 30, 1993 delivered by the Lenders and the Agent to the Borrower and from and after the Amendment Effective Date such letter waiver shall be of no further force or effect. This Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to the modification or waiver of any term or condition of the Credit Agreement not modified or waived herein or of any of the instruments or agreements referred to therein, or (ii) prejudice any right or rights which the Lenders or the Agent may now have under or in connection with the Credit Agreement, as amended by this Amendment. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement, including, without being limited to, the provisions of Sections 10.1(j) and 10.1(k), shall continue in full force and effect and the Borrower hereby confirms each and every one of its obligations under the Credit Agreement, as amended by this Amendment. On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

     Section 5.  General Provisions.

          (a) This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

          (b) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first above written.

                              DELTA WOODSIDE INDUSTRIES, INC.


                              By: /s/Bettis C. Rainsford
                                 Title:Executive Vice President


                              THE FIRST NATIONAL BANK OF BOSTON,
                              as Agent and as a Lender


                              By:/s/William C. Purinton
                                 Title: Vice President


                              NATIONSBANK OF NORTH CAROLINA,
                                NATIONAL ASSOCIATION


                              By:/s/E. Phifer Helms
                                 Title: Senior Vice President


                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION)


                              By:/s/Jo Zalon Meer
                                 Title: Vice President


                              THE BANK OF NEW YORK


                              By:/s/Ian K. Stewart
                                 Title: Vice President


                              NATIONAL WESTMINSTER BANK USA


                              By:/s/Kurt S. Pohmer
                                 Title:Assistant Treasurer


                              BANK OF AMERICA NATIONAL TRUST
                                AND SAVINGS ASSOCIATION


                              By:/s/Wayne H. Riess
                                 Title: Vice President


                              PNC BANK, NATIONAL ASSOCIATION


                              By:/s/James A. Fink
                                 Title: Vice President


                              THE SOUTH CAROLINA NATIONAL BANK


                              By:/s/Thomas F. Snider
                                 Title: Vice President


                           CONSENT

          Each of the undersigned, each a Subsidiary Guarantor under a Subsidiary Guaranty (each, a "Guaranty") with respect to the Borrower's Obligations under the Credit Agreement referred to in the foregoing Waiver and Amendment No. 2, hereby consents to the said Waiver and Amendment No. 2 and hereby confirms and agrees that the Guaranty made by it is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, on and after the effective date of the said Waiver and Amendment No. 2, each reference in such Guaranty to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by the said Waiver and Amendment No. 2.

                              ALCHEM CAPITAL CORPORATION
                              (successor by merger to Duck Head
                              Apparel Company, Inc. (NC) and
                              Alchem Capital Corporation (SC))


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              CARGUD, SOCIEDAD ANONIMA


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              DELTA CONSOLIDATED CORPORATION
                              (f/k/a Carwood Sales Corporation)


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              DELTA MERCHANDISING, INC.


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              DELTA MILLS, INC. (f/k/a Delta
                              Holding, Inc., successor by merger
                              to Stevcoknit Acquisition Company,
                              Inc. and Delta Mills, Inc.)


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              DUCK HEAD APPAREL COMPANY, INC.
                              (f/k/a Delta Apparel, Inc.)


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President


                              NAUTILUS INTERNATIONAL, INC.


                              By:/s/Bettis C. Rainsford
                                 Name:Bettis C. Rainsford
                                 Title:Executive Vice President